STOCK UNIT AWARD AGREEMENT

On this, the ___ day of _______, 200__, Internet Capital Group, Inc., a Delaware corporation ("ICG"), hereby grants to __________________________ a Stock Unit Award (the "Award"), of _______ stock units (the "Restricted Units") under the Internet Capital Group, Inc. 2005 Omnibus Equity Compensation Plan (the "Plan"). Each Restricted Unit represents your right to receive one share of common stock of ICG (the "Common Stock") on a future redemption date, subject to the terms and conditions set forth in this Agreement and the Plan.

GENERAL PROVISIONS

  Restricted Unit Account. ICG shall establish and maintain a Restricted Unit account, as a bookkeeping account on its records, (the "Account") for you and shall record in such Account the number of Restricted Units granted to you. You shall not have any interest in any fund or specific assets of ICG by reason of this Award or the Account established for you.
  Vesting.
    You will become vested in your right to the Restricted Units granted under this Award according to the following vesting schedule, provided you do not incur a termination of service or employment with the Company (as defined in the Plan) prior to the applicable vesting date:

    [Current Directors] --

    [Vesting Date Percentage of Restricted Units Vesting

    _______ ___, 200__ 100%]

    OR

    [New Directors]

    [Vesting Date Percentage of Restricted Units Vesting

    _______ ___, 200__ 25%

    _______ ___, 200__ 25%

    _______ ___, 200__ 25%

    _______ ___, 200__ 25%

    The vesting of the Restricted Units is cumulative, but shall not exceed 100% of the Restricted Units subject to the Award. If the foregoing schedule would produce fractional Restricted Units, the number of Restricted Units that are vested shall be rounded down to the nearest whole Restricted Unit. Your Restricted Units shall become fully vested if you are providing service to, or employed by, the Company on _____ ___, 200___.]

    If your service or employment with the Company terminates for any reason prior to your vesting in any of the Restricted Units as provided in subparagraph (a), the Restricted Units that are not vested as of your termination of service or employment shall terminate and you shall not have any redemption rights with respect to any of such unvested Restricted Units.
  Redemption. [As soon as practicable following the date of your termination of service or employment with the Company (the "Redemption Date"), the Company shall redeem all of the vested Restricted Units, as provided in Paragraph 2, then credited to your Account, in accordance with this Paragraph 3. On the Redemption Date, all vested Restricted Units in your Account will be converted to an equivalent number of shares of Common Stock, and you shall receive a single sum distribution of such shares of Common Stock, which shall be issued under the Plan.] or [Commencing as soon as practicable following the date of your termination of service or employment with the Company, and on each of the following ___ anniversaries of such date, (each a "Redemption Date"), the Company shall redeem the vested Restricted Units, as provided in Paragraph 2, then credited to your Account, in accordance with this Paragraph 3. On each Redemption Date, the vested Restricted Units credited to your Account that will be redeemed will be converted to an equivalent number of shares of Common Stock, and you shall receive a single sum distribution of such shares of Common Stock, which shall be issued under the Plan. Redemptions pursuant to this Paragraph 3 shall be made on each Redemption Date in equal annual installments of the vested Restricted Units over a ____ year period.]
  Dividend Equivalents. Until such time as the Restricted Units are redeemed or forfeited, if any dividends are declared with respect to the shares of Common Stock, ICG shall pay to you, in the same form the dividend is paid to the stockholders of ICG, the amount of the dividend that would have been distributed if the Restricted Units credited to your Account at the time of the declaration of the dividend were shares of Common Stock of ICG, irrespective of whether such Restricted Units have vested pursuant to Paragraph 2.

  ADDITIONAL PROVISIONS

  Non-Transferability of Award. No Restricted Units awarded to you under this Agreement may be transferred, assigned, pledged, encumbered or exercised by you and a Restricted Unit may be redeemed during your lifetime only by you. Any attempt to transfer, assign, pledge, or encumber the Restricted Unit by you shall be null, void and without effect.
  No Rights as Stockholder. You shall not have any rights as a stockholder of ICG, including the right to any dividends (except as provided in Paragraph 4), or the right to vote, with respect to any Restricted Units.
  Change of Control. The provisions set forth in the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Restricted Units, and, in the event of a Change of Control, the Committee (as defined in the Plan) may take such actions as it deems appropriate in accordance with the terms of the Plan.
  Incorporation by Reference; Definitions. This Award shall be subject to the terms, conditions and limitations of the Plan, which are incorporated herein by reference. In the event of any contradiction, distinction or difference between this Stock Unit Award Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Stock Unit Award Agreement, the terms used in this Stock Unit Award Agreement shall have the meanings set forth in the Plan. The Award is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to the withholding of taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of ICG, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Award pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder, and your acceptance of this Award is you agreement to be bound by the interpretations and decisions of the Committee with respect to this Award and the Plan.
  Restrictions on Issuance or Transfer of Shares of Common Stock.
    The obligation of ICG to deliver shares of Common Stock upon the redemption of the Restricted Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares of Common Stock, the shares of Common Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance Restricted Units and of shares of Common Stock to you on the Redemption Date is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.
    You agree to be bound by ICG's policies regarding the transfer of the shares of Common Stock and understand that there may be certain times during the year in which you will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothetically or encumbering the shares of Common Stock.
    On the Redemption Date, a certificate representing the shares of Common Stock that are redeemed shall be issued to you.
  Withholding. To the extent required by applicable law, you are required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant, vesting or redemption of this Award. Subject to Committee approval, you may elect to satisfy any tax withholding obligation of the Company with respect to this Award by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.
  No Rights to Continued Service or Employment. This Award shall not confer upon you any right to be retained by or in the service or employment of ICG or its parent, subsidiaries or affiliates and shall not interfere in any way with the right of ICG or its parent, subsidiaries or affiliates to terminate your service or employment at any time. The right of ICG or its parent, subsidiaries or affiliates to terminate at will your service or employment at any time for any reason is specifically reserved.
  Assignment by ICG. The rights and protections of ICG hereunder shall extend to any successors or assigns of ICG and to ICG's parents, subsidiaries, and affiliates. This Award may be assigned by ICG without your consent.
  Acknowledgment. By executing this Agreement, you hereby acknowledge that with respect to any right to payment pursuant to this Agreement, you are and shall be an unsecured general creditor of ICG without any preference as against other unsecured general creditors of ICG, and you hereby covenant for yourself, and anyone at any time claiming through or under you not to claim any such preference, and hereby disclaim and waive any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. You also hereby acknowledge receipt of a copy of the Plan and agree to be bound by the terms of the Plan and this Agreement. You further agree to be bound by the determinations and decisions of the Committee with respect to the Plan and your rights to benefits under the Plan, and agree that all such determinations and decisions of the Committee shall be binding on you, your beneficiaries and any other person having or claiming an interest under the Plan on your behalf.
  Effect on Other Benefits. The value of Restricted Units or any shares of Common Stock distributed to you with respect to the Restricted Units shall not be considered eligible earnings for purposes of any other plans maintained by the Company. Neither shall such value be considered part of your compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.
  Governing Law. This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.
  Notice. All notices hereunder shall be in writing, and if to ICG or to the Committee, shall be delivered to the Board of Directors of ICG or mailed to its principal office, addressed to the attention of the Board of Directors of ICG; and if to you, shall be delivered personally sent by facsimile transmission or mailed to you at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to other party given in accordance with this Paragraph 16.
  Section 409A of the Code. Notwithstanding anything in the Plan or this Agreement to the contrary, it is currently not certain the extent to which the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code"), apply to these Restricted Units. As a result, the Committee may, without your consent, amend this Agreement to comply with the requirements of Section 409A of the Code and any corresponding guidance and regulations issued under Section 409A of the Code to the extent it is subsequently determined, in the sole discretion of the Committee, that such amendments are necessary for your Award to comply with the requirements of Section 409A of the Code.

Internet Capital Group, Inc.

Date: ____________________	By:____________________________________
Walter W. Buckley, III
Chairman, Chief Executive Officer and President
Attest:

By: ____________________________
Philip A. Rooney
Vice President, Treasury and Tax

I hereby accept the Award of Restricted Units described in this Stock Unit Award Agreement. I have read the terms of the Plan and this Stock Unit Award Agreement, and agree to be bound by the terms of the Plan and this Stock Unit Award Agreement and the interpretations of the Committee with respect thereto.

ACCEPTED:

By:	_____________(Participant)